Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our report dated March 31, 2020 relating to the financial statements of Ross Stores, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ross Stores, Inc. for the year ended February 1, 2020. We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ Deloitte & Touche LLP

San Francisco, California
April 2, 2020